Exhibit 3.64

DATA SECURITIES PROCESSING LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (this “Agreement”) of Data Securities Processing LLC, a Delaware limited liability company, is adopted as of the 19th day of January, 2005, by SunGard Availability Services LP, a Pennsylvania limited partnership (“SAS”), as the sole Member.

BACKGROUND

A. On January 19, 2005, SunGard Computer Services Inc., a Pennsylvania corporation and the initial member of the Company (“SCS”), transferred all of its interests in the Company to SAS.

B. As the sole Member of the Company, SAS desires to enter in to this Agreement to set forth its rights, obligations and duties with respect to the Company

SECTION 1

DEFINED TERMS; OPERATION OF COMPANY

1.1 Defined Terms. When used in this Agreement, the following capitalized terms shall have the meanings set forth below:

“Act” means the Delaware Limited Liability Company Act.

“Agreement” means this limited liability company agreement, as the same may be amended from time to time.

“Capital Contribution” means the amount of money and the fair market value of any property contributed to the Company by the Member (net of any liabilities to which such property is subject or that are assumed by the Company in connection with such contribution).

“Certificate” means the certificate of formation for the Company, and any amendments thereto.

“Company” means the limited liability company formed and operated pursuant to the terms of this Agreement.

“Member” means the Person listed as the Member in the preamble to this Agreement, and any Person subsequently admitted as a Member in accordance with the terms of this Agreement.

“Net Cash Flow” means gross cash proceeds of the Company from all sources other than Capital Contributions, including reductions in Reserves that reduced Net Cash Flow for prior periods, reduced by the portion of such cash proceeds used (i) to pay Company expenses, including debt service, (ii) to acquire capital improvements, and (iii) to fund Reserves.

“Person” means any individual or any partnership, corporation, trust, limited liability company or other legal entity.

“Profits” and “Losses” mean, for each year or other period, an amount equal to the Company’s federal taxable income or loss for such year or period, and all corresponding items of income, gain, loss, deduction, and credit.

“Reserves” means amounts set aside to pay future costs or expenses that are anticipated to exceed cash available to pay such costs or expenses when due, as determined in the sole discretion of the Board of Managers.

1.2 Formation; Name. The Company was formed by the filing of the Certificate. The Company shall be operated as a limited liability company pursuant to this Agreement and the Act. Whenever the terms of this Agreement conflict with any provision of the Act, the terms of this Agreement shall control except to the extent any provision of the Act cannot be waived or altered by a limited liability company agreement. The Company shall be operated under the name “Data Securities Processing LLC”. The Member or an authorized Person shall file such other certificates and documents as are necessary to qualify the Company to conduct business in any jurisdiction in which the Company conducts business.

1.3 Registered Agent and Office; Principal Office. The registered agent and office of the Company required under the Act shall be as designated in the Certificate, and may be changed by the Member in accordance with the Act. The principal business office of the Company shall be located at 600 Laurel Oak Road, Voorhees, NJ 08043, or such other address as shall be designated by the Board of Managers.

1.4 Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act (including, without limitation, providing services to others and acquiring, managing and disposing of real and personal property), and engaging in any and all activities necessary or incidental to the foregoing.

1.5 Term. The term of the Company shall commence on the date of filing of the Certificate, and the Company shall continue until the Company is terminated in accordance with this Agreement.

SECTION 2

CAPITAL CONTRIBUTIONS

2.1 Capital Contributions. SCS, as the original Member, has contributed One Thousand Dollars ($1,000) as the Member’s Capital Contribution. The Member shall not be obligated to make any additional Capital Contributions to the Company.

SECTION 3

DISTRIBUTIONS

3.1 Distributions of Net Cash Flow. All Net Cash Flow shall be distributed to the Member at such times and in such amounts as shall be determined by the Board of Managers.

SECTION 4

PROFITS AND LOSSES

4.1 Tax Classification. The Member intends that the Company be a disregarded entity for federal income tax purposes, in accordance with Treasury Regulation Section 301.7701-3(b)(ii). All of the Profits and Losses of the Company shall be reported by the Member in accordance with such classification.

SECTION 5

MANAGEMENT OF COMPANY

5.1. Management of Business. The Company shall be managed by a board of managers (the “Managers”) which shall be elected by the Member. The number of Managers shall be determined, from time to time, by the Member and shall not be less than two (2). The initial number of Managers shall be three (3). The duties, compensation and benefits, if any, of the Managers shall be determined by reference to the provisions of this Agreement and the Act

5.2. Authority of the Board of Managers. Subject to the limitations imposed by the Act and this Agreement, the Board of Managers shall have full and exclusive authority to conduct, manage and control all of the business affairs of the Company and to make all decisions regarding the business of the Company. In furtherance of such authority, any action taken by the Board of Managers shall constitute the act of and serve to bind the Company.

5.3. Duties. Each Manager shall devote such time to the Company business as may be necessary to adequately and properly manage and supervise the Company business and affairs in an efficient and workmanlike manner and discharge his or her duties as a Manager in good faith, with the care an ordinarily prudent person would exercise in similar circumstances, and in a manner he or she believes to be in the best interest of the Company.

5.4. Board of Managers Decisions. All decisions made by the Board of Managers shall require a vote of not less a majority of all of the Managers.

5.5. Term of Mangers. Each Manager shall serve until his or her successor is elected and qualifies, or until his or her earlier death, resignation or removal.

5.6. Resignations and Removal of Mangers. Any Manager of the Company may resign at any time by giving notice to the Member Company. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice, and acceptance of such resignation shall not be necessary to make it effective. A Manager may be removed at any time (with or without cause) by the Member. If a Manager ceases to serve as a Manager at any time for any reason, the resulting vacancy shall be filled by the Member.

5.7. Compensation of Managers. Unless the Board of Managers otherwise determines, Managers shall not be entitled to any compensation for their services as managers. Any manager may serve the Company in such other capacities and be entitled to such compensation therefor as is determined by the Board of Managers.

5.8. Meetings of Managers and Members; Written Consents. Meetings of the Managers may be called by any Manager. Meetings of the Member may be called by any Manager or at the request of the Member. Any Manager or Member may participate in a meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear and speak to each other at the same time or in sequence, and participation in a meeting pursuant to this provision shall constitute presence at the meeting. Any action required or permitted to be taken at a meeting may be taken without a meeting if a consent, in writing, setting forth the action so taken shall be signed by the Managers or Members (as the case may be) required to approve such action.

5.9. Designation of Presiding and Recording Officers. At any meeting of the Board of Managers, the managers who are present shall have the right to designate any person, whether or not an officer, manager or member, to preside over or record the proceedings of such meeting.

SECTION 6

OFFICERS

6.1. Officers. The Company shall have a President, Secretary and a Treasurer, and may have one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as the Board of Managers may from time to time determine.

6.2. Election and Term of Officers. The President, Secretary, and Treasurer of the Company shall be elected annually by the Board of Managers at the annual meeting of the Board of Managers. All other officers and assistant officers shall be elected by the Board of Managers or appointed by the President at the time, in the manner, and for such term as the Board of Managers or the President, as the case may be, from time to time determines. Each officer and assistant officer shall serve until his or her successor is duly elected and qualifies, or until he or she resigns or is removed from office.

6.3. Compensation. Unless otherwise provided by the Board of Managers, the compensation of officers and assistant officers shall be fixed by the President.

6.4 President. The President shall be the chief executive officer of the Company, and, subject to the direction and control of the Board of Managers, shall in general supervise and control all of the business and affairs of the Company, and shall preside at all meetings of the members and of the Board of Managers. As authorized by the Board of Managers, the President shall execute all instruments requiring such execution, except to the extent that signing and execution thereof is expressly delegated by the Board of Managers to some other officer or agent of the Company. Upon request of the Board of Managers, the President shall report to it all matters which the interests of the Company may require be brought to the attention of the Board of Managers.

6.5 Vice President, Secretary, Treasurer, and Assistant Officers. In the absence or disability of the President, the Vice President or Vice Presidents, in the order of their seniority, unless otherwise determined by the Board of Managers, shall perform the duties and exercise the powers of the President. The Secretary shall record the proceedings of all meetings of the members and managers. The Vice President or Vice Presidents, the Secretary, the Treasurer, the Assistant Secretary or Secretaries, and the Assistant Treasurer or Treasurers, shall act under the direction of the President and shall perform all duties which are prescribed by the President or the Board of Managers.

6.6 Vacancies. Any vacancy occurring in any office of the Company by death, resignation, removal or otherwise, shall be filled by the Board of Managers.

SECTION 7

BOOKS AND RECORDS; FINANCIAL MATTERS

7.1 Books and Records. The Company books and records shall be maintained at the principal office of the Member of the Company. The Company books shall be closed and balanced at the end of each year.

7.2 Fiscal Year. The fiscal year of the Company shall end on the same day as the last day of the fiscal year of the Member.

7.3 Banking. All funds of the Company shall be deposited in the name of the Company in such checking account or accounts as shall be designated by the Member. All withdrawals therefrom are to be made upon checks signed by a Person or Persons authorized by the Member.

SECTION 8

TRANSFERS AND ADMISSIONS

8.1 Transfers. The Member may transfer, sell, assign, encumber, or otherwise dispose of all or any portion of the Member’s interest in the Company without the consent of any other Person.

8.2 Admissions. Any Person may be admitted as an additional or substitute Member with the consent of the Member, on such terms and conditions as shall be determined by the Member.

SECTION 9

TERMINATION AND DISSOLUTION

9.1 Dissolution Events. The Company shall be terminated and dissolved at such time or upon the happening of such events as shall be determined by the Member.

9.2 Liquidation.

9.2.1 Winding Up. Upon the dissolution of the Company, the Company’s business shall be liquidated in an orderly manner. The Member shall determine which Company property shall be distributed in-kind and which Company property shall be liquidated. The liquidation of Company property shall be carried out as promptly as is consistent with obtaining the fair value thereof.

9.2.2 Payments and Distributions. Company property or the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order of priority, with no distribution being made in any category set forth below until each preceding category has been satisfied in full:

(a) To the payment and discharge of all of the Company’s debts and liabilities, and the establishment of Reserves (which Reserves, to the extent no longer needed by the Company, shall be distributed in accordance with subsection (b) hereof) ;

(b) The balance shall be distributed to the Member.

SECTION 10

MISCELLANEOUS

10.1 Successors. This Agreement shall inure to the benefit of and shall be binding upon all of the parties and their respective heirs, successors and assigns.

10.2 Applicable Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware (without reference to conflict of law rules).

10.3 Amendment. No change or modification to this Agreement shall be valid unless the same be approved by the Member.

10.4 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

10.5 Construction. When from the context it appears appropriate, each term stated either in the singular or the plural shall include the singular and the plural and pronouns stated either in the masculine, the feminine or the neuter shall include the masculine, the feminine and the neuter.

10.6 Headings and Captions. The headings and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

IN WITNESS WHEREOF, the Member has executed this Agreement as of the day and year first above written.

MEMBER:

SUNGARD AVAILABILITY SERVICES LP
By:	SunGard Computer Services Inc., General Partner

	By:	/S/ James C. Simmons
James C. Simmons, Group President & Chief Executive Officer, SunGard Availability Services

FIRST AMENDMENT TO

DATA SECURITIES PROCESSING LLC

LIMITED LIABILITY COMPANY AGREEMENT

THIS FIRST AMENDMENT TO DATA SECURITIES PROCESSING LLC LIMITED LIABILITY COMPANY AGREEMENT, a Delaware limited liability company (the “Company”) is made this 1st day of July, 2005.

BACKGROUND

WHEREAS, the undersigned is the sole Member of the Company; and

WHEREAS, the name of the Company has been changed from Data Securities Processing LLC to SunGard Computer Services LLC by the filing of a Certificate of Amendment with the office of the Secretary of State of the State of Delaware on the 1st day of July 2005, at 12:01 AM EDT (the “Effective Date”).

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the undersigned agrees as follows:

1.	AMENDMENT. As of the Effective Date, the name of the Company shall be SUNGARD COMPUTER SERVICES LLC.

2.	EFFECT OF AMENDMENT. Except as expressly amended hereby, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned as executed this First Amendment to Data Securities Processing LLC Limited Liability Company Agreement the day and year first above written.

SOLE MEMBER

SUNGARD AVAILABILITY SERVICES LP
By:	SunGard Computer Services Inc., General Partner

	By:	/S/ James C. Simmons
James C. Simmons, Group President, SunGard Availability Services